POINT TO POINT WITH BUFFER, PARTICIPATION RATE, AND CAP
INDEXED ACCOUNT ENDORSEMENT

This endorsement is attached to and becomes part of the Contract. This endorsement is subject to all of the provisions of the Contract, except as otherwise stated herein. If any provisions of the Contract conflict with this endorsement, the provisions of this endorsement will apply.

The effective date of this endorsement for new Contracts is the Contract Date and for existing contracts is the Endorsement Effective Date.

This endorsement makes certain Indexed Account(s) available for your Contract using the Crediting Method described. We reserve the right to offer any combination of Indexed Accounts using the crediting features described in this endorsement.

This endorsement terminates on the date the Contract terminates.

Contract Number:    [000000000000]

Owner(s):    [John Doe]

Endorsement Effective Date:    [01/01/2023]

Guaranteed Minimum Participation Rate: _____    [100%] during the Surrender Charge Period, [100%] thereafter Guaranteed Minimum Cap:     _____ [0.50%] during Surrender Charge Period, [0.50%] thereafter.

Indexed Accounts:

Index	Interest Term	Buffer	Initial Allocation	Initial Cap	Initial Participation Rate	Indexed Account Charge
[S&P 500(*)	1 year	10%	20%	15%	100%
S&P 500(*)	1 year	10%				1%
Russell 2000 (*)	1 year	10%
Russell 2000 (*)	1 year	10%				1%
NASDAQ 100 (*)	1 year	10%	10%	17%	100%
NASDAQ 100 (*)	1 year	10%				1%
S&P 500(*)	2 years	10%
S&P 500(*)	2 years	10%				1%
Russell 2000 (*)	2 years	10%
Russell 2000 (*)	2 years	10%				1%
NASDAQ 100 (*)	2 years	10%
NASDAQ 100 (*)	2 years	10%				1%
S&P 500(*)	1 year	15%
S&P 500(*)	6 years	10%
S&P 500(*)	6 years	10%				1%
S&P 500(*)	6 years	20%
S&P 500(*)	6 years	20%				1%
Russell 2000 (*)	6 years	10%
Russell 2000 (*)	6 years	10%				1%
Russell 2000 (*)	6 years	20%
Russell 2000 (*)	6 years	20%				1%
S&P 500(*)	6 years	30%
S&P 500(*)	6 years	30%				1%
S&P 500(*)	1 year	100%
S&P 500(*)	6 years	100%				]

Indexes are not available for direct investment, and do not include the payment or reinvestment of dividends in the calculation of its performance unless otherwise noted. [*Includes dividends.]
SECTION 1: DEFINITIONS

Guaranteed Minimum Cap: The minimum Cap applicable to Indexed Accounts available under this endorsement.

Guaranteed Minimum Participation Rate: The minimum Participation Rate applicable to Indexed Accounts available under this endorsement.

Buffer: The maximum negative Index Return that will not result in a negative Adjusted Index Return being credited to the Indexed Account Value at the end of an Interest Term.

Cap: The maximum Adjusted Index Return that can be credited to an Indexed Account for an Interest Term.

Participation Rate: A percentage that can be applied to the Index Return for an Interest Term as specified in the Crediting Method.

SECTION 2: OVERVIEW

We will declare a Participation Rate for each Interest Term. We may also declare a Cap for a given Interest Term if the Participation Rate is equal to the Guaranteed Minimum Participation Rate. If the Indexed Account will have a Cap for the Interest Term, we will declare the Cap prior to the beginning of the Interest Term.

If both a Participation Rate and a Cap apply during a given Interest Term, at the end of the Interest Term we apply the Participation Rate to the Index Return first and then apply the Cap.

Initial Participation Rates and initial Caps shown above are applicable for the initial Interest Term only. Subsequent Participation Rates and Caps are subject to change for each subsequent Interest Term and may differ from the Participation Rate and Cap used for new Contracts but will never be less than the Guaranteed Minimum Participation Rate and the Guaranteed Minimum Cap shown above.

The Indexed Account Charge and Buffer stated above for each respective Indexed Account will not change for the life of the Contract.

SECTION 3: CREDITING METHOD

The Crediting Method applicable to the Indexed Account(s) shown above is the Point to Point with Buffer, Participation Rate, and Cap method.

To calculate Indexed Interest, we first calculate the Index Return. The Index Return is equal to:

1.the Index Value on the date the current Interest Term ends; minus
2.the Index Value on the date the current Interest Term begins; divided by
3.the Index Value on the date the current Interest Term begins;

Next, we determine the Adjusted Index Return by applying the Buffer, Participation Rate, and Cap, if applicable:

If the Index Return is positive or zero:
The Adjusted Index Return is equal to the Index Return multiplied by the Participation Rate, with the result not to exceed the Cap, if applicable.

If the Index Return is negative:
The Adjusted Index Return is equal to the Index Return plus the Buffer, with the result not to exceed zero.

The Adjusted Index Return is then multiplied by the Indexed Account’s Base Value on the last day of the Interest Term.

If an Indexed Account Charge applies to the Indexed Account, it is deducted from the Indexed Account Value after any interest is credited.

                            Symetra Life Insurance Company
/s/ Margaret Meister
[Margaret Meister]
[President]

[Symetra® is a registered service mark of Symetra Life Insurance Company.]